EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

         This Agreement is made and effective this 20th day of June 2008 by Alpha Music Mfg Corp., a Florida corporation, with its principal place of business at 1600 NW 65th Ave. Bay "A" Plantation, FL 33313 ("ALPHA"), and Kathleen Ellis, whose address is 1869 NW 111th Ave. Plantation, FL 33322 ("Ellis")

         WHEREAS, ALPHA's primary business objective consists of offering the services of Audio CD/CD Rom duplication and replication, Audio Cassette duplication, DVD duplication and Vinyl record pressing (the "Business"); and

         WHEREAS, ALPHA wishes to retain Ellis, and Ellis wishes to be retained in such capacity and perform certain services for ALPHA, to promote the interests of the business;

         NOW THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party, the parties, intending to be legally bound, hereby agree as follows:

         1. The above recitals are true and correct and incorporated herein by reference.

         2. ALPHA hereby retains Ellis as Office Manager and Ellis hereby accepts such engagement, under the conditions and requirements specified herein, as an employee of ALPHA, with such duties and responsibilities as may reasonably be assigned pursuant to this Agreement.

         3. Ellis's principal duties shall include Office Manager and such other responsibilities as may be reasonably designated by ALPHA'S Board of Directors to enhance and promote the Business.

         4. Ellis shall work full time commencing July 1st 2008 at compensation of $ 2000 per month which shall be paid from operating capital and not investment capital use of proceeds with ALPHA providing suitable working conditions. Ellis shall receive 300,000 shares of Pop Starz Publishing Corp. common stock ("PSPC") currently representing 5% of PSPC common stock provided, however, that the stock shall be subject to forfeiture on a pro rata basis in the event Ellis does not remain employed by ALPHA for a period of three (3) years.

         For a period of two years commencing on the 182nd day following execution of this agreement, Ellis shall have the right to exchange all of her shares received per this agreement for 16.666% of Alpha conditioned upon the return of all funds received by Alpha plus interest from PSPC and/or its designees. For a period of two years commencing on the 60th day following execution of this agreement, PSPC may exchange with Ellis 16.666 % of its Alpha shares for return of all Ellis's PSPC shares without Alpha being required to return any funds to PSPC. If PSPC exercises its rights, it shall also have the right to require Alpha to spin-out its shares to the PSPC shareholders of record

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         5. Ellis acknowledges that this Employment Agreement is "at will," and the parties agree that this agreement may be terminated by either party upon two
(2) months written notice if "without cause" (for any reason whatsoever). ALPHA shall also have the right to terminate this agreement "for cause." For purposes of this agreement, "cause" shall include the inability of Ellis, through sickness, absence or other incapacity, to perform the duties required under this agreement for a period in excess of one (1) month; the refusal of Ellis to follow the directions of ALPHA board of directors or executive officers; dishonesty; theft; or conviction of a crime.

         6. Ellis acknowledges that she will have access to significant Confidential and Propriety Information of ALPHA including client and vendor names, ALPHA talent development services and techniques, and any information, formula, pattern, compilation, program, device, method, technique, or process that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Ellis further acknowledges that all such Confidential and Propriety Information is of unique and great value to ALPHA, and is essential to ALPHA preservation of its Business and goodwill. Accordingly, Ellis agrees that all such Confidential and Propriety Information will be acquired under circumstances giving rise to a duty to maintain its secrecy or limit its use, and that Ellis will not misappropriate, or otherwise disclose (directly or indirectly) to any third party without the written permission of ALPHA, any such Confidential and Propriety Information. In the event Ellis is required to make disclosure pursuant to any state or federal law or pursuant to proper court or similar governmental order, Ellis shall provide ALPHA with at least twenty (20) days' prior written notice of such required disclosure so that ALPHA may take such actions, as it may deem necessary or appropriate. This provision shall survive termination of this agreement for a period of one (1) year.

         7. Ellis further agrees that any and all products, designs, talent development techniques, art works and work product of any nature whatsoever developed by Ellis or anyone at ALPHA, whether or not during working hours and which has or may have applicability to any aspect of ALPHA'S Business, as determined by ALPHA in its sole discretion (collectively "Work Product"), shall be the sole and exclusive property of ALPHA, and Ellis hereby irrevocably conveys to ALPHA all of Ellis's right, title and interest in and to all Work Product which may be developed during his employ by ALPHA.

         8. Ellis agrees that while this agreement is in effect and for a period of one (1) year following termination hereof, Ellis will not in any way compete with the Business of ALPHA within one-hundred (100) miles of ALPHA and/or ALPHA affiliated entities offices and facilities, including that Ellis will not solicit any current of former employees of or any of ALPHA'S actual or prospective clients, vendors, licensees, songwriters, song producers, song promoters, album distributors, etc...

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         9. Time is of the essence of this agreement. This agreement is made in the State of Florida and shall be governed by Florida law. This is the entire agreement between the parties and may not be modified or amended except by a written document signed by the party against whom enforcement is sought. This agreement may be signed in more than one counterpart (including by facsimile), in which case each counterpart shall constitute an original of this agreement. Any paragraph headings are for convenience only and are not intended to expand or restrict the scope or substance of the provisions of this agreement. Wherever used herein, the singular shall include the plural, the plural shall include the singular, and pronouns shall be read as masculine, feminine or neuter as the context requires. The provisions of this agreement shall be deemed severable, in whole or in part. Any dispute arising out of or relating to this agreement will be resolved in the courts of Broward County, Florida, and the prevailing party shall be entitled to reasonable costs and attorney's fees. This agreement is a personal services contract and may not be assigned by Ellis without the prior written consent of ALPHA.

         10. Nothing in this Agreement shall be construed or shall constitute a partnership, joint venture, agency, or lessor-lessee relationship; but, rather, the relationship established hereby is that of an employee of ALPHA.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


ALPHA Music Mfg Corp.                                Kathleen Ellis


/s/ Linford Ellis                                    /s/ Kathleen Ellis
-----------------                                    -----------------
By: Linford Ellis                                    By: Kathleen Ellis
    President

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